UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013 (May 29, 2013)

SLM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As previously disclosed, on May 29, 2013, Sallie Mae (NASDAQ: SLM), formally SLM Corporation (the “Company”), announced that its Board of Directors appointed John (Jack) F. Remondi chief executive officer, effective May 29, 2013. Mr. Remondi succeeded Albert L. Lord. In connection with Mr. Lord’s retirement from the Company as the Company’s vice chairman and chief executive officer and his resignation from the Board of Directors, the Company and Mr. Lord, entered into an agreement and release (the “Agreement”), dated May 29, 2013. In addition, although Mr. Lord was elected as a director at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”), his resignation became effective immediately thereafter.

Under the terms of the Agreement, Mr. Lord agreed to a general release and waiver of claims in favor of the Company. Mr. Lord’s arrangements have been approved by the Compensation Committee of the Board of Directors pursuant, in part, to the Company’s Executive Severance Plan for Senior Officers and provides that Mr. Lord will receive: (i) cash severance payments consisting of (x) $6,757,354, less withholding taxes, payable in a lump sum shortly after the Agreement becomes effective and (y) $3,234,000, less withholding taxes, payable in a lump sum generally when annual bonus payments are made to named executive officers of the Company; and (ii) subsidized COBRA coverage for 24 months post-termination. Mr. Lord’s unvested stock option awards (1,208,295 options) will become fully vested and exercisable. His remaining unvested equity awards will generally be treated pursuant to their existing terms. Mr. Lord is also entitled to certain reimbursements with respect to certain transition expenses (up to $300,000) and legal fees incurred in connection with the negotiation and execution of the Agreement (up to $35,000).

The Agreement contains customary non-competition, non-solicitation, confidentiality, non-disparagement and cooperation obligations, as well as a 24-month standstill provision.

The description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Also, on May 30, 2013, the Board unanimously approved the appointment of John (Jack) F. Remondi, the Company’s current president and chief executive officer, to the Board of Directors. In conjunction with his appointment, Mr. Remondi will serve as a member of the Executive Committee. Biographical and compensation information relative to Mr. Remondi is set forth in the Company’s definitive proxy statement for the Annual Meeting, which was filed with the Securities and Exchange Commission on April 19, 2013. Pursuant to Company policy, Mr. Remondi will not receive any additional compensation for serving as a director of the Company.

ITEM 5.07	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

On May 30, 2013, the Company held its Annual Meeting. As of the close of business on April 2, 2013, the record date for the Annual Meeting, 444,237,293 shares of common stock, par value $.20 per share, were outstanding and entitled to vote. At the Annual Meeting, 398,508,254, or approximately 89.70%, of the outstanding shares of common stock entitled to vote were represented in person or by proxy. At the Annual Meeting, the following proposals were submitted to a vote of the Company’s stockholders, with the voting results indicated below:

Proposal 1 – Election of Directors. The Company’s stockholders elected the following 13 directors to hold office until the 2014 Annual Meeting of Stockholders and until their successors have been duly elected or appointed.

	For	Against	Abstain	Broker Non-Votes
Ann Torre Bates	376,569,476	5,663,615	791,402	15,483,761
William M. Diefenderfer	377,009,583	5,077,703	937,207	15,483,761
Diane Suitt Gilleland	376,172,207	5,995,878	856,408	15,483,761
Earl A. Goode	376,422,284	5,766,686	835,523	15,483,761
Ronald F. Hunt	376,583,249	5,634,729	806,515	15,483,761
Albert L. Lord(1)	376,709,258	5,512,034	803,201	15,483,761
Barry A. Munitz	376,962,956	5,206,011	855,526	15,483,761
Howard H. Newman	379,646,543	2,591,157	786,793	15,483,761
Frank C. Puleo	378,709,688	3,538,121	776,684	15,483,761
Wolfgang Schoellkopf	375,488,141	6,763,293	773,059	15,483,761
Steven L. Shapiro	377,281,787	4,919,195	823,511	15,483,761
Anthony P. Terracciano	378,640,849	3,569,434	814,210	15,483,761
Barry L. Williams	377,669,119	4,400,190	955,184	15,483,761

(1)	Mr. Lord resigned as a member of the Board effective immediately after his election.

Proposal 2 – Advisory Vote on Executive Compensation. The Company’s stockholders approved, by an advisory vote, the compensation of its named executive officers.

For	Against	Abstain	Broker Non-Votes
378,536,763	2,186,208	2,301,522	15,483,761

Proposal 3 – Ratification of the Appointment of KPMG LLP. The Company’s stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

For	Against	Abstain	Broker Non-Votes
394,958,521	2,702,895	846,838	0

Proposal 4 – Stockholder Proposal Regarding Lobbying Disclosure. The Company’s stockholders did not approve the stockholder proposal regarding disclosure of the Company’s lobbying expenditures and contributions.

For	Against	Abstain	Broker Non-Votes
105,355,965	191,233,007	86,435,521	15,483,761

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

Date: May 30, 2013	By:	/s/ Laurent C. Lutz
Laurent C. Lutz
Executive Vice President, General Counsel & Corporate Secretary